EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Andrew Gordon, President & CEO

Telephone:  (718) 832-0800

COFFEE HOLDING CO., INC. ACCELERATES AND INCREASES ITS DIVIDEND PAYMENT IN ANTICIPATION OF CHANGING TAX RATES

STATEN ISLAND, New York – December 6, 2012.  Coffee Holding Co., Inc. (NASDAQ: JVA) (the “Company”) today announced that its board of directors approved an increase to its regularly scheduled quarterly dividend and an acceleration of such dividend payment.  The quarterly dividend of $0.06 will be paid on December 28, 2012 to stockholders as of the close of business on December 17, 2012.  The prior quarterly dividends have been paid at a rate of $0.03 per share and the fourth quarter dividend payments were previously paid in the January following the Company’s fiscal year end.

“Given the likelihood of a change in the tax rates applicable to dividends starting in 2013, we believe it is prudent to accelerate the timing of the payment of our fourth quarter dividend and increase the return of value to our shareholders prior to the contemplated changes in the tax rates.  Going forward, we will continue to monitor our dividend program and any future determination as to the payment of dividends will depend upon the financial conditions and results of operations of the Company and other factors deemed relevant by our Board of Directors, including changes in the tax rates applicable to dividend payments,” said Andrew Gordon, President & CEO.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.